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SOLITRON DEVICES, INC.

(Name of Registrant as Specified In Its Charter)

ERIKSEN CAPITAL MANAGEMENT LLC

CEDAR CREEK PARTNERS LLC

H. TIMOTHY ERIKSEN

DAVID W. POINTER

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Shareholders for a Better Solitron July 14, 2015 Eriksen Capital Management LLC Cedar Creek Partners LLC Tim Eriksen 7/14/2015 Eriksen Capital Management 1

Disclaimer _____________________________________________________________________________________________________________________________ ___ ____________ The views expressed herein represent the opinions of Eriksen Capital Management LLC (“ECM”) and Cedar Creek Partners LLC (“CCP”), and are based on publicly available information with respect to Solitron Devices Inc. (the “Issuer”). Certain finan cia l information and data used herein have been derived or obtained from public filings, including filings made by the Issuer with th e Securities and Exchange Commission (“SEC”), and other sources. ECM has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties. Any such statements or information should not b e viewed as indicating the support of such third party for the views expressed herein. No warranty is made that data or information, whether derived or obtained from filings made with the SEC or from any third party, are accurate. Except for the historical information contained herein, the matters addressed in this presentation are forward - looking statement s that involve certain risks and uncertainties. You should be aware that actual results may differ materially from those conta ine d in the forward - looking statements. ECM shall not be responsible or have any liability for any misinformation contained in any Solitron SEC filing that is refere nce d in this presentation. Except as required by law, ECM disclaims any obligation to update the information contained herein. 7/14/2015 Eriksen Capital Management 2

Table of Contents _____________________________________________________________________________________________________________________________ ___ ____________ I. Overview of Solitron II. History of Under Valuation and Shareholder Abuse III. Shareholders for a Better Solitron Has a Better Plan IV. Our Nominees Are More Qualified 7/14/2015 Eriksen Capital Management 3

I. Overview of Solitron _____________________________________________________________________________________________________________________________ ___ ____________ • 1959 Company founded • 1965 - 1970 Solitron grew through numerous acquisitions • Jan 1992 – Solitron filed for Chapter 11 bankruptcy • Dec 1992 – Shevach Saraf named CEO of Solitron • Aug 1993 – Solitron emerged from bankruptcy (20% shares went to pre - petition shareholders; 65% to creditors; 10% given to Saraf; 5% reserved for options). Saraf previously given option to buy 8% of company. • Sep 1993 – Solitron 1 - for - 10 reverse split • Sep 1993 – Shevach Saraf named Chairman of the Board • July 2013 – Solitron holds first annual meeting since Saraf became CEO . Sources: Company website, 1994 - 2013 fiscal 10 - K’s. 7/14/2015 Eriksen Capital Management 4

I. Overview of Solitron _____________________________________________________________________________________________________________________________ ___ ____________ Business Summary: Solitron Devices, Inc. designs, develops, manufactures, and markets solid - state semiconductor components and related devices primarily for the military and aerospace markets. The company offers various bipolar and metal oxide semiconductor (MOS) power transistors, power and control hybrids, junction and power MOS field effect transistors, field effect transistors, and other related products. (Source: Yahoo! Finance) Financial Overview: Share Price (7/13/15): $4.26 Shares Outstanding: 2,298,004 Market Cap: $9.8 million Book Value: $12.5 million Price/Book: 0.8 Net Income (ttm) : $ 927,000 Price/Earnings: 10.6 Net Cash: $7.8 million P/E net of cash: 2.2 7/14/2015 Eriksen Capital Management 5

II. History of Under Valuation & Abuse _____________________________________________________________________________________________________________________________ ___ ____________ History of Under Valuation: • Dec 1992 – Shevach Saraf named CEO of Solitron (share price low of $3.43 and high of $8.12 in the quarter 12/92 - 2/93, after adjustment for split) • During Saraf’s twenty two and half years of leadership, through June 30, 2015, Solitron shareholders total return would range between a loss of 41% and a gain of 39%, including dividends. In comparison the Russell 2000 index, which covers small cap stocks, has risen over 669% since January 1, 1993 through June 30, 2015. • In the last fifteen years, we counted only 7 months where the stock traded at or above book value, and 173 months where it traded below book. • The stock has not only traded below book, but typically at a substantial discount to book value. Note: 22 ½ year total return based on June 30, 2015 closing price of $4.47. Beginning price range from fiscal 1993 10 - K. 7/14/2015 Eriksen Capital Management 6

II. History of Under Valuation & Abuse _____________________________________________________________________________________________________________________________ ___ ____________ History of Under Valuation: • The most telling chart is a history of the valuation based on price to earnings ratio net of cash. At six yearends the P/E net of cash was negative, meaning the business was “free” Chart based on fiscal year end closing price, cash per share, and trailing twelve month earnings. 7/14/2015 Eriksen Capital Management 7 (3.0) (2.0) (1.0) - 1.0 2.0 3.0 4.0 5.0 6.0 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 P/E Ratio net of cash

II. History of Under Valuation & Abuse _____________________________________________________________________________________________________________________________ ___ ____________ History of Poor Corporate Governance (Shareholder Abuse): • From 1993 through 2012, CEO Shevach Saraf and the Board did not hold annual meetings even though Delaware corporate law requires it . • From 1996 through 2012 the only directors were Mr. Saraf and two others appointed by him after his own term as a director had already expired , and none were presented to shareholders for affirmation. • In 2000, the Board voted to approve a massive 700,000 share stock option plan, without shareholder approval, primarily for Mr. Saraf’s benefit. 64% of options granted went to CEO Saraf, and 12% to the other directors . ( Plan = 33% dilution , only 2.1 million shares o/s at the time) • In 2007, the Board approved a second 700,000 share option plan without shareholder approval . Thankfully, to date no options have been granted. (Our request to have the Plan presented for shareholder approval at the 2015 annual meeting was rejected.) Source: 1993 through 2013 fiscal 10 - K’s. 7/14/2015 Eriksen Capital Management 8

II. History of Under Valuation & Abuse _____________________________________________________________________________________________________________________________ ___ ____________ History of Poor Corporate Governance (Shareholder Abuse): • In 2012, Board approved a Rights Agreement (Poison Pill) without shareholder approval. The Agreement lasts for ten years. • In late 2012 the Board finally bowed to shareholder pressure and decided to hold an annual meeting in 2013. • In May 2013, just 2 months before its first annual meeting in 20 years, they expanded the Board from three to five members. • July 2013, two of five director nominees were rejected by shareholders. Two others received only 58% support. Sources: 2013 fiscal 10 - K, Exhibit 4.1, various 8 - K filings. Shareholder pressure noted at: http://www.oddballstocks.com/2012/05/whats - going - on - with - solitron.html http://www.oddballstocks.com/2012/06/my - letter - to - solitrons - board - of.html http://ragnarisapirate.blogspot.com/2012/09/solitron - and - blogtivism.html https://valueprax.wordpress.com/2012/09/26/my - bizarre - treatment - at - the - hands - of - solitrons - board - sodi - corpgov/ 7/14/2015 Eriksen Capital Management 9

II. History of Under Valuation & Abuse _____________________________________________________________________________________________________________________________ ___ ____________ History of Poor Corporate Governance (Shareholder Abuse): • In Feb. 2014, the Board unilaterally extended the term of one of its directors by one year by having him resign and then be reappointed to a different class. The action was not required by Solitron’s bylaws. Board avoided having majority of its directors up for re - election in 2014. • In Feb. 2014, they expanded the Board from three to four members. Appointed Mr. Davis who was rejected by shareholders in 2013. • In July 2014, Board’s sole nominee was rejected by shareholders. • In Jan. 2015, they expanded the Board from four to five. Appointed two directors to 2017 Class. One director, Mr. Chiste, had a questionable track record, which included charges of issuing preferred stock just prior to an election in order to try and tilt the election in their favor, and making threats against the CFO (see complaint in McKenna v. Forward Industries ). Forward Industries shareholders soundly rejected Mr. Chiste. Sources: various 8 - K filings 7/14/2015 Eriksen Capital Management 10

II. History of Under Valuation & Abuse _____________________________________________________________________________________________________________________________ ___ ____________ History of Poor Corporate Governance (Shareholder Abuse): To summarize events of the last two plus years: • there were three expansions of the Board, • a unilateral extension of a director’s term, • the reappointment of a director previously rejected by shareholders, and • the addition of a board member with a past history of working against shareholders. Meanwhile, since December 2012, five different 5% plus shareholders have filed with the SEC stating that they believed Solitron needed to improve its board by adding a representative of a large shareholder. All were ignored. Source: various 13D filings from Jay Schembs, Ancora Advisors, Nicholas Swenson, Eriksen Capital, and Mayflower Capital between Dec. 1992 and Nov. 2014. 7/14/2015 Eriksen Capital Management 11

II. History of Under Valuation & Abuse _____________________________________________________________________________________________________________________________ ___ ____________ History of Poor Corporate Governance Re: CEO Compensation: • In 1992 Shevach Saraf was named CEO. The company was in Chapter 11 bankruptcy at the time. He was granted a very generous package that included a good salary, 10% ownership of the company at no cost, and ten year options to purchase 8% of the company. • In 2000, the Board voted to approve an employment agreement granting Mr. Saraf 15% of Solitron’s earnings in excess of a fixed $250,000 per year. • In Dec. 2000 , the Board granted CEO Saraf options to purchase another 10% of the company. While they were granted at the prevailing $0.40 market price, that price was just 1/3 of book value ($1.20 per share). More shocking is that the cash balance was $1.16 per share and trailing twelve month earnings as of Nov. 2000 were $0.40 per share. In other words the grant was at one times earnings . Source: 2000 Employment Agreement, 2001 and 2005 fiscal 10 - K’s and 11/30/00 10QSB. 7/14/2015 Eriksen Capital Management 12

II. History of Under Valuation & Abuse _____________________________________________________________________________________________________________________________ ___ ____________ History of Poor Corporate Governance Re: CEO Compensation: • In fiscal 2005, the Board granted CEO Saraf options to purchase 8% of the company. These replaced the options granted at his hiring. All told, in addition to what is in our opinion a generous salary in relation to the size of the company, Mr. Saraf gets a ridiculous ~43% of economic gains (10% ownership given to him, 18% from options at absurd prices, and a bonus of 15% of earnings above a hurdle not adjusted for inflation). Source: 2005 fiscal 10 - K. Generous salary comment based on small sample of public companies in the industry (figures in 000’s). 7/14/2015 Eriksen Capital Management 13 Company CEO Revenue Salary Bonus Total Comp Year End Equity MoSys Leonard Perham $ 5,380 $ 150 $ - $ 150 12/31/14 $ 49,540 Solitron Shevach Saraf $ 9,757 $ 322 $ 119 $ 441 02/28/15 $ 12,518 Micropac Mark King $ 19,112 $ 259 $ 18 $ 277 11/30/14 $ 21,199 QuickLogic Andrew Pease $ 27,845 $ 275 $ 270 $ 545 12/28/14 $ 35,567

III. ECM Has a Better Plan _____________________________________________________________________________________________________________________________ ___ ____________ ECM Plan for Correcting Under Valuation: • Improve corporate governance. • Treat shareholders like the owners of the company. • Improve Capital Allocation – the company has historically traded, and currently trades at an absurdly low P/E ratio net of cash. Cash has been building up for more than a decade . Instead of just sitting on excess cash we would determine the best course of action , whether it is the investment of the excess cash into securities, evaluating an acquisition, proceeding with a tender offer, paying out regular dividends or a special dividend, or evaluating the proper price in the sale of the company. 7/14/2015 Eriksen Capital Management 14

III. ECM Has a Better Plan _____________________________________________________________________________________________________________________________ ___ ____________ ECM Plan for Improved Corporate Governance: • Improve the Accountability, Composition, and Independence of the Board by adding Large shareholder representation. • Declassification of the Board. • Elimination of 80% supermajority approval requirements to amend the Company’s Cert. of Incorporation and Bylaws. • Have shareholders vote on approval of 2007 Stock Option Plan • Have shareholders vote on approval of Rights Agreement (Poison Pill). • Separation of CEO and Chairman roles • Index CEO bonus for inflation • Change CEO bonus from a simple earnings hurdle to include other financial and performance metrics: return on equity, stock performance, inventory control, shareholder and employee relations, etc. 7/14/2015 Eriksen Capital Management 15

IV. Our Nominees Are More Qualified _____________________________________________________________________________________________________________________________ ___ ______________________________ Solitron’s nominees are not the right choice to solve Solitron’s problems. Mr. Kopperl has been on the board for the last two years, and has been serving on all three committees, thus he has been playing a central role in what has been going on. He was the director who resigned in Feb. 2014 and was simultaneously re - appointed in order to extend his term without shareholder approval. A vote for him is a vote for more of the same. Mr. Reif has industry experience, but that will not help solve the problems Solitron faces. Solitron has presented no evidence that Mr. Reif would bring the necessary knowledge and experience needed to change the direction of the current board in order to improve governance and shareholder relations, rein in compensation, or improve capital allocation, all of which is needed in order to rectify continued under valuation. 7/14/2015 Eriksen Capital Management 16

IV. Our Nominees Are More Qualified _____________________________________________________________________________________________________________________________ ___ ______________________________ ECM nominees have the necessary training, knowledge and expertise to solve Solitron’s problems of continued under valuation. We have the skill set to determine the best course of action whether it is the investment of the excess cash into securities, evaluating an acquisition, proceeding with a tender offer, paying out a special dividend, or evaluating the proper price in the sale of the company. ECM nominees have the necessary knowledge and expertise to solve Solitron’s historical shareholder abuse, poor corporate governance, and excessive CEO compensation. As investors we understand the importance of improving the accountability, composition, and independence of the Board, the value of declassifying the board, implementing shareholder friendly reforms, the necessity of having shareholders approve Rights Agreements and Option Plans, separating CEO and Chairman roles, and having a sound and reasonable CEO compensation. 7/14/2015 Eriksen Capital Management 17

IV. Our Nominees Are More Qualified _____________________________________________________________________________________________________________________________ ___ ______________________________ ECM nominees have the necessary knowledge and expertise to solve Solitron’s problems of under valuation and historical shareholder abuse. Tim Eriksen , age 46, founded ECM, a Lynden, Washington based investment advisory firm, in 2005. Mr. Eriksen is the Managing Member of ECM and Cedar Creek Partners, a hedge fund founded in 2006 that focuses primarily on micro - cap and small cap stocks. The fund has an average annual return before fees of 20.8% through June 30, 2015. Prior to founding ECM, Mr. Eriksen worked for Walker’s Manual, Inc., a publisher of books and newsletters on micro - cap stocks, unlisted stocks and community banks. Earlier in his career, Mr. Eriksen worked for Kiewit Pacific Co, a subsidiary of Peter Kiewit Sons, as an administrative engineer. Mr . Eriksen received a B.A. from The Master’s College and an M.B.A. from Texas A&M University. 7/14/2015 Eriksen Capital Management 18

IV. Our Nominees Are More Qualified _____________________________________________________________________________________________________________________________ ___ ______________________________ Tim Eriksen Mr . Eriksen’s extensive financial expertise, including knowledge of unlisted micro - cap companies and capital allocation, would be of substantial value to the Board. Mr. Eriksen’s prior construction administration experience included working on competitive bids, cost - tracking and billing for a billion dollar cost - plus government project. He has served as a Board Member and Chairman on a local church board. In addition, Mr. Eriksen as an officer of ECM is one of the Company’s largest institutional stockholders, allowing the Board to receive ongoing feedback from the perspective of a major outside stockholder. 7/14/2015 Eriksen Capital Management 19

IV. Our Nominees Are More Qualified _____________________________________________________________________________________________________________________________ ___ ______________________________ ECM nominees have the necessary knowledge and expertise to solve Solitron’s problems of under valuation and historical shareholder abuse. David W. Pointer , age 45, is the founder and managing partner of VI Capital Management, LLC (“VICM”). VICM was founded on January 1, 2008, and is the general partner for VI Capital Fund, LP, a value oriented investment limited partnership. Prior to founding VICM, Mr. Pointer served as Senior Vice President and Senior Portfolio Manager for ICM Investment Management (“ICM”). Prior to ICM, Mr. Pointer served as a Portfolio Manager for Invesco, Inc., where he worked with a senior partner in managing two mutual funds with assets in excess of $15 billion . Mr. Pointer has been a member of the Board of Directors of CompuMed, Inc., a healthcare services company, since January 2014 (and has served as Chairman of the Board since November 2014). 7/14/2015 Eriksen Capital Management 20

IV. Our Nominees Are More Qualified _____________________________________________________________________________________________________________________________ ___ ______________________________ David W. Pointer From September 2014 to June 2015, he was a member of the Board of Directors of ALCO Stores, Inc., a publicly traded retailer in liquidation (“ALCO ”). In November 2014, ALCO filed a voluntary petition for relief in the U.S. Bankruptcy Court seeking relief under the provisions of Chapter 11 of Title 11 of the United States Code . Mr . Pointer has an M.B.A. from the University of Pennsylvania and holds the Chartered Financial Analyst designation. Mr . Pointer’s experience as a director at other companies and his ability to relate to the broader investment community would be of substantial value to the Board . 7/14/2015 Eriksen Capital Management 21

Conclusion _____________________________________________________________________________________________________________________________ ___ ______________________________ We believe that Solitron suffers from continued under valuation due to the shareholder abuse and poor capital allocation of its board and CEO. In addition, we believe that due to the Board’s historical mistreatment of shareholders, that anyone nominated by Solitron is suspect. The only way to begin to change the culture of the Board is to bring in new independent directors who are committed to good corporate governance, will rein in excessive CEO compensation, and can substantially improve capital allocation. As the corporate governance items are corrected, and capital allocation is improved, we believe the company’s under valuation will be corrected, and we will achieve our goal of making a better Solitron. 7/14/2015 Eriksen Capital Management 22

_____________________________________________________________________________________________________________________________ ___ ______________________________ Questions? 7/14/2015 Eriksen Capital Management 23